EXHIBIT 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Matt Messinger – Tel. (773) 864-6850
MWW GROUP Public Relations Carreen Winters – Tel. (201) 507-9500

For Immediate Release

BALLY TOTAL FITNESS ANNOUNCES AGREEMENT WITH HOLDERS OF A MAJORITY OF
ITS SUBORDINATED NOTES TO CONSENT TO WAIVER OF FINANCIAL REPORTING
COVENANT DEFAULT UNTIL NOVEMBER 30, 2005

COMPANY AMENDS OFFER TO SENIOR NOTEHOLDERS AND
SEEKS CONSENT FROM SENIOR BANK LENDERS

CHICAGO, August 25, 2005 — Bally Total Fitness Holding Corporation (NYSE: BFT) today announced that it has reached agreement with holders of a majority of its outstanding 9-7/8% Senior Subordinated Notes due 2007 (the “Subordinated Notes”) to an extension through November 30, 2005 of the waiver of the financial reporting covenant default under the indenture governing the notes. The agreement to consent to the waiver of the financial reporting covenant default under the Subordinated Note indenture is subject to the Company receiving a similar waiver extension from the holders of the Company’s 10-1/2% Senior Notes due 2011 (the “Senior Notes”) and approval by the lenders under the Company’s $275 million senior secured credit facility as described below. The agreement with the holders of the Subordinated Notes will automatically terminate if such conditions are not satisfied by the close of business on September 2, 2005, and, at the option of a significant holder, after close of business on August 30, 2005 or prior thereto under certain other circumstances.

The agreement provides that holders of Subordinated Notes who are “accredited investors” under applicable securities laws and who consent to the extension will receive, at the holder’s election, either 9.2308 shares of the Company’s common stock, which will not be registered under federal or state securities laws, or $20.00 in cash for each $1,000 principal amount of Subordinated Notes as to which consent is delivered. Holders of at least 43% of the Subordinated Notes have agreed to elect the common stock consideration. Consenting holders who are not accredited investors will receive $20.00 for each $1,000 principal amount of Notes. In order to permit all holders of Subordinated Notes to receive the consideration payable under today’s agreement, Bally will commence promptly a new consent solicitation offering such consideration to the holders of Subordinated Notes that are not party to today’s agreement.

As previously disclosed, Bally has received consents from holders of approximately 96.03% of its outstanding Senior Notes to a waiver extension through October 31, 2005. The Company has amended its solicitation to request a waiver through November 30, 2005 and pay to Senior Noteholders a one-time consent fee of $15.00 in cash per $1,000 principal amount of Senior Notes as to which consent is delivered. The consent solicitation to holders of Senior Notes has been extended and will expire at 5:00 p.m., New York City time, on August 30, 2005. Except as set forth herein, the terms of the consent solicitation remain the same as set forth in the Consent Solicitation Statement previously distributed to the Senior Noteholders.

The record date for determining Senior Noteholders eligible to submit consents will remain July 12, 2005. Senior Noteholders who have previously submitted Letters of Consent are not required to take any further action in order to receive payment of the Consent Fee. Senior Noteholders who have not yet consented are asked to submit the previously distributed Letters of Consent in order to consent and receive any consent fees that may be paid by the Company. Holders of Subordinated Notes shortly will receive solicitation materials (including a new Letter of Consent) that will need to be submitted in order to elect cash or shares of common stock and receive the Consent Fee.

Bally has also requested an amendment to its senior secured credit facility to permit payment of the consent fees to the holders of the Senior Notes and Subordinated Notes. The proposed amendment, which is supported by JP Morgan Chase as Agent for the lenders, would, among other things, permit certain expenses to be added back to the Company’s EBITDA for purposes of financial covenant calculations, exclude certain consent fees from interest expense in calculating the EBITDA to interest expense ratio and reduce the required ratio from 1.70x to 1.65x for the period ending March 31, 2006. Bally and JP Morgan Chase have requested that lender consents to the proposed amendment be delivered by August 30, 2005.

As previously announced, Bally’s existing waiver of the financial reporting covenant defaults expired on July 31, 2005, and the Company received notices of default under the Senior Note and Subordinated Note indentures on August 4 and 5, 2005, respectively. As a result of these notices and a cross-default provision in the Company’s credit agreement, unless the financial reporting covenant defaults contained in the indentures are waived by August 31, 2005, over $700 million of Bally’s debt obligation under the credit agreement and indentures could become immediately due and payable. Notwithstanding the agreement announced today, consent of holders of the Senior Notes to a waiver extension and approval by lenders under the Company’s credit agreement are still required to waive the defaults.

Bally has retained Deutsche Bank Securities Inc. to serve as its solicitation agent and MacKenzie Partners, Inc. to serve as the information agent and tabulation agent for the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to Deutsche Bank Securities Inc., 60 Wall Street, 2nd Floor, New York, New York 10005, Attention: Christopher White. The solicitation agent may be reached by telephone at (212) 250-6008. Requests for documents may be directed to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Attention: Jeanne Carr or Simon Coope. The information agent and tabulation agent may be reached by telephone at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to Bally’s Consent Solicitation Statement and the related Letter of Consent, as amended hereby. Other than as expressly set forth herein, this announcement is not a waiver of any of the terms and conditions set forth in Bally’s Consent Solicitation Statement and the related Letter of Consent and is subject thereto in all respects. Notwithstanding Bally’s solicitation of waivers, no assurance can be given that an event of default under the indentures will not occur in the future.

About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness®, Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the existence of reporting covenant defaults under Bally’s public indentures, whether Bally can obtain waivers of those defaults from noteholders, and potential cross-defaults under Bally’s senior credit facility; the outcome of the SEC and Department of Justice investigations, the review and restatement of previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements, including any further delays; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements and the completion of Bally’s financial statements for the first and second quarters of 2005, including the effect of this or any further delays; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; other than as described above, Bally’s ability to remain in compliance with, or obtain waivers under, its loan agreements and indentures; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in prior filings of the Company with the Securities and Exchange Commission.